Mastercard Incorporated Reports
Fourth-Quarter and Full-Year 2016 Financial Results

•	Fourth-quarter net income of $933 million, including a special item, or $0.86 per diluted share

•	Fourth-quarter net income of $940 million, excluding a special item,[1] or $0.86 per diluted share

•	Fourth-quarter net revenue increase of 9%, to $2.8 billion

•	Fourth-quarter gross dollar volume up 9% and purchase volume up 8%, both adjusting for the impact of recent EU regulatory changes[2]

Purchase, NY - January 31, 2017 - Mastercard Incorporated (NYSE: MA) today announced financial results for the fourth quarter and full year 2016. The company reported net income of $933 million, an increase of 5%, or 4% on a currency-neutral basis and earnings per diluted share of $0.86, up 9%, or 7% on a currency-neutral basis, both versus the year-ago period. Excluding a special item in this quarter related to merchant litigation in the U.K., the company reported net income of $940 million, an increase of or 6%, or 5% on a currency neutral-basis, and earnings per diluted share of $0.86, up 9%, or 7% on a currency-neutral basis, both versus the same period in 2015.

“We’re pleased to have delivered strong results for the quarter and full year, driven by solid execution of our strategy and leveraging our differentiated service offerings,” said Ajay Banga, Mastercard president and CEO. “Our continued investments in digital, safety and security, data analytics, loyalty and processing position us well for future growth in our core business and new payment flows.”

Net revenue for the fourth quarter of 2016 was $2.8 billion, an increase of 9%, or 10% on a currency-neutral basis, versus the same period in 2015. Net revenue growth was driven by the impact of the following:

•	An increase in switched transactions[3] of 17%, to 15.2 billion;

•	A 9% increase in gross dollar volume, on a local currency basis and adjusting for the impact of recent EU regulatory changes, to $1.2 trillion; and

•	An increase in cross-border volumes of 13%.

These factors were partially offset by an increase in rebates and incentives, primarily due to new and renewed agreements and increased volumes. As of December 31, 2016, the company’s customers had issued 2.3 billion Mastercard and Maestro-branded cards.

Total operating expenses decreased 1% to $1.4 billion during the fourth quarter of 2016 compared to the same period in 2015 and were flat on a currency-neutral basis. Excluding the special item, total operating expenses decreased 2%, or 1% on a currency-neutral basis. The decrease reflects the impact of ongoing cost management activities offsetting our continued investments in strategic initiatives.
______________________________________________________
1See Non-GAAP Reconciliation on page 10 for details of all special items referenced in this release.
2As noted last quarter, the company no longer charges fees on domestic EEA co-badged volume due to EU regulations implemented in June 2016, and thus excludes that volume from its metrics. The impact on net revenue is de minimis (see page 11 for an explanation of adjusted growth rates).
3The company is introducing a new name for what was previously referred to as “processed transactions.”  The company will now refer to these as “switched transactions.” The methodology for calculating this metric has not changed and reflects the transaction counts that Mastercard has authorized, cleared or settled.

-more-

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Operating income for the fourth quarter of 2016 increased 23%, or 22% on a currency-neutral basis, versus the year-ago period. Excluding the special item, operating income increased 24%, or 23% on a currency-neutral basis. The company delivered an operating margin of 49.4%, or 49.8% excluding the special item.

Mastercard reported other expense of $52 million in the fourth quarter of 2016, versus $82 million in the fourth quarter of 2015. The decrease was mainly due to lower impairment charges on investments in the current quarter versus the comparable period in the prior year, partially offset by increased interest expense related to the company’s recent debt offerings.

Mastercard’s effective tax rate was 28.8% in the fourth quarter of 2016, or 28.7% excluding the special item, versus a rate of 13.1% in the comparable period in 2015. The difference was primarily due to the recognition of discrete benefits in the fourth quarter of 2015.

During the fourth quarter of 2016, Mastercard repurchased approximately 11 million shares at a cost of $1.1 billion. Quarter-to-date through January 26, the company repurchased an additional 2.3 million shares at a cost of $247 million, which leaves $4.7 billion remaining under current repurchase program authorizations.

Full-Year 2016 Results

For the full-year 2016, Mastercard reported net income of $4.1 billion, an increase of 7%, or 8% on a currency-neutral basis, and earnings per diluted share of $3.69, up 10%, or 11% on a currency-neutral basis, versus the year-ago period. Excluding special items, net income was $4.1 billion, up 6%, or 7% on a currency-neutral basis. Earnings per diluted share were $3.77, up 10%, or 11% on a currency-neutral basis, compared to the same period in 2015.

Net revenue for the full-year 2016 was $10.8 billion, an increase of 11%, or 13% on a currency-neutral basis, versus the same period in 2015. Contributing to this growth were switched transactions growth of 16%, cross-border volume growth of 12% and gross dollar volume growth of 11%, on a local currency basis and adjusting for the impact of recent EU regulatory changes. These factors were partially offset by an increase in rebates and incentives.

Total operating expenses were $5.0 billion, an increase of 9%, or 11% on a currency-neutral basis, for the full-year 2016, compared to full-year 2015. Excluding special items, total operating expenses were $4.9 billion, an increase of 10%, or 12% on a currency-neutral basis. The increase was primarily due to continued investments to support strategic initiatives, lapping of the favorable impact of foreign exchange gains in 2015 and higher data processing expenses.

Operating income for the full-year 2016 was $5.8 billion, an increase of 13%, or 15% on a currency-neutral basis, versus the same period in 2015. Excluding special items, operating income was $5.9 billion, an increase of 13%, or 14% on a currency-neutral basis, versus the same period in 2015. The company delivered an operating margin of 53.5%, or 54.5% excluding special items.

Mastercard’s effective tax rate was 28.1% for the full-year 2016, versus a rate of 23.2% in 2015. Excluding special items, the effective tax rate was 28.1% for the full-year 2016, versus a rate of 23.4% in the comparable period in 2015. The increase was primarily due to the recognition of larger discrete tax benefits in 2015.

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Fourth-Quarter Financial Results Conference Call Details

At 9:00 a.m. ET today, the company will host a conference call to discuss its fourth-quarter financial results.

The dial-in information for this call is 877-201-0168 (within the U.S.) and 647-788-4901 (outside the U.S.), and the passcode is 40272333. A replay of the call will be available for 30 days and can be accessed by dialing 855-859-2056 (within the U.S.) and 404-537-3406 (outside the U.S.), using passcode 40272333.

This call can also be accessed through the Investor Relations section of the company’s website at  www.mastercard.com/investor. Presentation slides used on this call are also available on the website.

Non-GAAP Financial Information

The company has presented certain financial data that are considered non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying tables.

The presentation of growth rates on a currency-neutral basis represent a non-GAAP measure and are calculated by remeasuring the prior period’s results using the current period’s exchange rates for both the translational and transactional impacts in our operating results.

About Mastercard Incorporated

Mastercard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry. We operate the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. Mastercard products and solutions make everyday commerce activities - such as shopping, traveling, running a business and managing finances - easier, more secure and more efficient for everyone. Follow us on Twitter @MastercardNews, join the discussion on the Beyond the Transaction Blog and subscribe for the latest news on the Engagement Bureau.

Forward-Looking Statements
This press release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements. When used in this press release, the words “believe”, “expect”, “could”, “may”, “would”, “will”, “trend” and similar words are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements that relate to the Mastercard’s future prospects, developments and business strategies. We caution you to not place undue reliance on these forward-looking statements, as they speak only as of the date they are made. Except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events.
Many factors and uncertainties relating to our operations and business environment, all of which are difficult to predict and many of which are outside of our control, influence whether any forward-looking statements can or will be achieved. Any one of those factors could cause our actual results to differ materially from those expressed or implied in writing in any forward-looking statements made by Mastercard or on its behalf, including, but not limited to, the following factors:

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•	payments system-related legal and regulatory challenges (including interchange fees, surcharging and the extension of current regulatory activity to additional jurisdictions or products);

•	the impact of preferential or protective government actions;

•	regulation to which we are subject based on our participation in the payments industry;

•	regulation of privacy, data protection and security;

•	the impact of competition in the global payments industry (including disintermediation and pricing pressure);

•	the challenges relating to rapid technological developments and changes;

•	the impact of information security failures, breaches or service disruptions on our business;

•
issues related to our relationships with our customers (including loss of substantial business from significant customers, competitor relationships with our customers and banking industry consolidation);

•	the impact of our relationships with stakeholders, including issuers and acquirers, merchants and governments;

•	exposure to loss or illiquidity due to settlement guarantees and other significant third-party obligations;

•
the impact of global economic and political events and conditions, including global financial market activity, declines in cross-border activity; negative trends in consumer spending and the effect of adverse currency fluctuation;

•	reputational impact, including impact related to brand perception, account data breaches and fraudulent activity;

•	issues related to acquisition integration, strategic investments and entry into new businesses; and

•	potential or incurred liability and limitations on business resulting from litigation.

For additional information on these and other factors that could cause Mastercard’s actual results to differ materially from expected results, please see the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2015 and any subsequent reports on Forms 10-Q and 8-K.

###
Contacts:
Investor Relations: Warren Kneeshaw or Jesal Meswani, investor.relations@mastercard.com, 914-249-4565
Media Relations: Seth Eisen, Seth.Eisen@mastercard.com, 914-249-3153

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MASTERCARD INCORPORATED
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(in millions, except per share data)
Net Revenue	$2,756	$2,517	$10,776	$9,667
Operating Expenses
General and administrative	983	998	3,714	3,341
Advertising and marketing	308	319	811	821
Depreciation and amortization	92	93	373	366
Provision for litigation settlements	10	—	117	61
Total operating expenses	1,393	1,410	5,015	4,589
Operating income	1,363	1,107	5,761	5,078
Other Income (Expense)
Investment income	11	5	43	25
Interest expense	(30)	(12)	(95)	(61)
Other income (expense), net	(33)	(75)	(63)	(84)
Total other income (expense)	(52)	(82)	(115)	(120)
Income before income taxes	1,311	1,025	5,646	4,958
Income tax expense	378	135	1,587	1,150
Net Income	$933	$890	$4,059	$3,808

Basic Earnings per Share	$0.86	$0.79	$3.70	$3.36
Basic Weighted-Average Shares Outstanding	1,087	1,121	1,098	1,134
Diluted Earnings per Share	$0.86	$0.79	$3.69	$3.35
Diluted Weighted-Average Shares Outstanding	1,090	1,124	1,101	1,137

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MASTERCARD INCORPORATED
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	December 31,
	2016	2015
	(in millions, except per share data)
ASSETS
Cash and cash equivalents	$6,721	$5,747
Restricted cash for litigation settlement	543	541
Investments	1,614	991
Accounts receivable	1,416	1,079
Settlement due from customers	1,093	1,068
Restricted security deposits held for customers	991	895
Prepaid expenses and other current assets	850	663
Total Current Assets	13,228	10,984
Property, plant and equipment, net	733	675
Deferred income taxes	307	317
Goodwill	1,756	1,891
Other intangible assets, net	722	803
Other assets	1,929	1,580
Total Assets	$18,675	$16,250
LIABILITIES AND EQUITY
Accounts payable	$609	$472
Settlement due to customers	946	866
Restricted security deposits held for customers	991	895
Accrued litigation	722	709
Accrued expenses	3,318	2,763
Other current liabilities	620	564
Total Current Liabilities	7,206	6,269
Long-term debt	5,180	3,268
Deferred income taxes	81	79
Other liabilities	524	572
Total Liabilities	12,991	10,188
Commitments and Contingencies
Stockholders’ Equity
Class A common stock, $0.0001 par value; authorized 3,000 shares, 1,374 and 1,370 shares issued and 1,062 and 1,095 outstanding, respectively	—	—
Class B common stock, $0.0001 par value; authorized 1,200 shares, 19 and 21 issued and outstanding, respectively	—	—
Additional paid-in-capital	4,183	4,004
Class A treasury stock, at cost, 312 and 275 shares, respectively	(17,021)	(13,522)
Retained earnings	19,418	16,222
Accumulated other comprehensive income (loss)	(924)	(676)
Total Stockholders’ Equity	5,656	6,028
Non-controlling interests	28	34
Total Equity	5,684	6,062
Total Liabilities and Equity	$18,675	$16,250

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MASTERCARD INCORPORATED
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

	For the Years Ended December 31,
	2016	2015	2014
	(in millions)
Operating Activities
Net income	$4,059	$3,808	$3,617
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of customer and merchant incentives	860	764	691
Depreciation and amortization	373	366	321
Share-based payments	50	22	(15)
Deferred income taxes	(20)	(16)	(91)
Other	29	(81)	52
Changes in operating assets and liabilities:
Accounts receivable	(338)	(35)	(164)
Income taxes receivable	(1)	(14)	(8)
Settlement due from customers	(10)	(98)	185
Prepaid expenses	(1,073)	(802)	(1,316)
Accrued litigation and legal settlements	17	(63)	(115)
Accounts payable	145	49	61
Settlement due to customers	66	(186)	(165)
Accrued expenses	520	325	389
Net change in other assets and liabilities	(193)	4	(35)
Net cash provided by operating activities	4,484	4,043	3,407
Investing Activities
Purchases of investment securities available-for-sale	(957)	(974)	(2,385)
Purchases of investments held-to-maturity	(867)	(918)	—
Proceeds from sales of investment securities available-for-sale	277	703	2,477
Proceeds from maturities of investment securities available-for-sale	339	542	1,358
Proceeds from maturities of investments held-to-maturity	456	857	—
Purchases of property, plant and equipment	(215)	(177)	(175)
Capitalized software	(167)	(165)	(159)
Acquisition of businesses, net of cash acquired	—	(584)	(525)
(Increase) decrease in restricted cash for litigation settlement	(2)	(1)	183
Other investing activities	(31)	2	(84)
Net cash (used in) provided by investing activities	(1,167)	(715)	690
Financing Activities
Purchases of treasury stock	(3,511)	(3,518)	(3,386)
Proceeds from debt	1,972	1,735	1,530
Dividends paid	(837)	(727)	(515)
Tax benefit for share-based payments	48	42	54
Cash proceeds from exercise of stock options	37	27	28
Other financing activities	(2)	(17)	(50)
Net cash used in financing activities	(2,293)	(2,458)	(2,339)
Effect of exchange rate changes on cash and cash equivalents	(50)	(260)	(220)
Net increase in cash and cash equivalents	974	610	1,538
Cash and cash equivalents - beginning of period	5,747	5,137	3,599
Cash and cash equivalents - end of period	$6,721	$5,747	$5,137

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MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months Ended December 31, 2016
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All Mastercard Credit, Charge and Debit Programs
APMEA	$378	4.3%	7.0%	$260	7.7%	4,150	$118	5.6%	1,282	585	621
Canada	37	9.6%	9.3%	36	10.0%	542	2	-4.0%	5	46	52
Europe	339	-1.4%	3.9%	214	-2.6%	5,152	125	17.2%	930	417	438
Latin America	90	8.2%	14.3%	56	16.9%	1,750	34	10.3%	264	151	169
Worldwide less United States	844	2.5%	6.6%	565	4.5%	11,593	279	11.0%	2,482	1,198	1,281
United States	388	2.6%	2.6%	333	2.7%	6,005	54	1.7%	326	351	388
Worldwide	1,232	2.6%	5.3%	898	3.8%	17,599	333	9.4%	2,808	1,549	1,669
Mastercard Credit and Charge Programs
Worldwide less United States	466	2.1%	5.7%	426	6.0%	6,721	39	3.2%	189	517	581
United States	189	4.2%	4.2%	180	3.8%	2,066	8	13.2%	9	166	200
Worldwide	654	2.7%	5.3%	607	5.3%	8,787	48	4.8%	198	684	781
Mastercard Debit Programs
Worldwide less United States	378	3.1%	7.6%	139	0.2%	4,872	240	12.4%	2,292	680	699
United States	199	1.1%	1.1%	153	1.4%	3,940	46	-0.1%	317	185	189
Worldwide	577	2.4%	5.3%	292	0.8%	8,812	286	10.2%	2,609	865	888
	For the 12 Months Ended December 31, 2016
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All Mastercard Credit, Charge and Debit Programs
APMEA	$1,480	6.7%	10.6%	$995	9.6%	14,750	$484	12.6%	5,041	585	621
Canada	139	5.9%	9.5%	132	10.0%	2,024	7	1.1%	22	46	52
Europe	1,349	5.0%	9.9%	879	4.2%	20,056	470	22.5%	3,580	417	438
Latin America	325	1.5%	14.5%	196	15.7%	6,447	129	12.8%	1,004	151	169
Worldwide less United States	3,293	5.4%	10.6%	2,203	7.9%	43,277	1,090	16.6%	9,648	1,198	1,281
United States	1,535	6.1%	6.1%	1,312	6.4%	24,013	223	4.6%	1,368	351	388
Worldwide	4,827	5.6%	9.2%	3,514	7.3%	67,289	1,313	14.4%	11,015	1,549	1,669
Mastercard Credit and Charge Programs
Worldwide less United States	1,810	2.3%	7.1%	1,657	7.6%	25,150	154	2.1%	744	517	581
United States	724	6.4%	6.4%	693	6.2%	7,944	32	10.9%	37	166	200
Worldwide	2,535	3.4%	6.9%	2,349	7.2%	33,093	185	3.5%	780	684	781
Mastercard Debit Programs
Worldwide less United States	1,482	9.6%	15.3%	546	8.8%	18,127	936	19.4%	8,904	680	699
United States	810	5.8%	5.8%	619	6.5%	16,069	192	3.7%	1,331	185	189
Worldwide	2,293	8.2%	11.8%	1,165	7.6%	34,196	1,128	16.4%	10,235	865	888
	For the 3 months ended December 31, 2015
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All Mastercard Credit, Charge and Debit Programs
APMEA	$363	4.5%	13.7%	$245	13.3%	3,338	$117	14.3%	1,200	513	546
Canada	34	-3.2%	13.8%	33	14.5%	487	2	1.1%	6	41	48
Europe	343	-0.6%	15.8%	234	13.5%	4,935	110	21.1%	842	384	403
Latin America	83	-14.6%	15.1%	47	16.1%	1,518	36	13.8%	249	143	162
Worldwide less United States	823	-0.3%	14.7%	559	13.7%	10,278	265	16.9%	2,297	1,082	1,159
United States	378	8.5%	8.5%	324	8.8%	5,896	53	6.6%	332	339	373
Worldwide	1,201	2.3%	12.7%	883	11.8%	16,174	318	15.0%	2,629	1,421	1,532
Mastercard Credit and Charge Programs
Worldwide less United States	456	-4.1%	9.5%	417	10.4%	6,024	39	0.5%	190	509	571
United States	181	9.3%	9.3%	174	8.8%	1,993	7	20.7%	9	159	190
Worldwide	637	-0.6%	9.4%	590	10.0%	8,017	47	3.3%	199	668	762
Mastercard Debit Programs
Worldwide less United States	367	5.0%	21.9%	142	24.5%	4,255	225	20.3%	2,107	573	588
United States	197	7.8%	7.8%	151	8.8%	3,902	46	4.7%	323	180	183
Worldwide	564	5.9%	16.6%	293	15.9%	8,157	271	17.3%	2,430	753	771
	For the 12 Months ended December 31, 2015
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All Mastercard Credit, Charge and Debit Programs
APMEA	$1,387	5.7%	14.5%	$934	14.7%	12,051	$453	14.1%	4,434	513	546
Canada	131	—%	16.0%	124	17.5%	1,801	7	-5.2%	22	41	48
Europe	1,285	-5.2%	16.4%	882	14.1%	17,902	402	21.8%	3,090	384	403
Latin America	320	-10.7%	15.5%	187	17.9%	5,686	133	12.3%	918	143	162
Worldwide less United States	3,123	-1.1%	15.4%	2,128	14.9%	37,441	995	16.6%	8,464	1,082	1,159
United States	1,446	7.5%	7.5%	1,233	7.7%	22,267	213	6.2%	1,341	339	373
Worldwide	4,569	1.5%	12.8%	3,361	12.1%	59,708	1,209	14.7%	9,805	1,421	1,532
Mastercard Credit and Charge Programs
Worldwide less United States	1,770	-3.8%	10.6%	1,611	11.8%	22,514	159	0.1%	747	509	571
United States	681	7.5%	7.5%	652	7.4%	7,346	28	11.1%	34	159	190
Worldwide	2,451	-0.9%	9.7%	2,264	10.5%	29,860	187	1.6%	781	668	762
Mastercard Debit Programs
Worldwide less United States	1,353	2.7%	22.4%	516	25.8%	14,927	837	20.4%	7,717	573	588
United States	766	7.5%	7.5%	581	8.1%	14,921	185	5.5%	1,308	180	183
Worldwide	2,119	4.4%	16.5%	1,097	15.8%	29,848	1,022	17.4%	9,025	753	771

APMEA = Asia Pacific / Middle East / Africa
Note that the figures in the preceding tables may not sum due to rounding; growth represents change from the comparable year-ago period

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Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts and cards on a regional and global basis for Mastercard™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards and transactions involving brands other than Mastercard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with Mastercard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with Mastercard-branded cards for the relevant period. The number of cards includes virtual cards, which are Mastercard-branded payment accounts that do not generally have physical cards associated with them.

The Mastercard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include Mastercard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving Mastercard-branded cards that are not switched by Mastercard and transactions for which Mastercard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which Mastercard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. Mastercard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by Mastercard customers and is subject to verification by Mastercard and partial cross-checking against information provided by Mastercard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by Mastercard customers and is subject to certain limited verification by Mastercard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. All data is subject to revision and amendment by Mastercard’s customers subsequent to the date of its release.

Performance information for prior periods can be found in the “Investor Relations” section of the Mastercard website at www.mastercard.com/investor.

Mastercard Incorporated - Page 10

Non-GAAP Reconciliations
($ in millions, except per share data)

	Three Months Ended December 31,				Percent Increase/(Decrease)
	2016			2015
	Actual	Special Item	Non-GAAP [1]	Actual	Actual	Special Item	Non-GAAP [1]
Operating expenses	$1,393	$(10)	$1,383	$1,410	(1)%	1%	(2)%
Operating income	$1,363	$10	$1,373	$1,107	23%	(1)%	24%
Operating margin	49.4%		49.8%	44.0%
Income tax expense	$378	$3	$381	$135	180%	(2)%	182%
Effective income tax rate	28.8%		28.7%	13.1%
Net income	$933	$7	$940	$890	5%	(1)%	6%
Diluted earnings per share	$0.86	$—	$0.86	$0.79	9%	—%	9%

	Twelve Months Ended December 31,						Percent Increase/(Decrease)
	2016			2015
	Actual	Special Items	Non-GAAP [1]	Actual	Special Items	Non-GAAP [1,2]	Actual	Special Items	Non-GAAP [1,2]
Operating expenses	$5,015	$(117)	$4,898	$4,589	$(140)	$4,449	9%	(1)%	10%
Operating income	$5,761	$117	$5,878	$5,078	$140	$5,218	13%	1%	13%
Operating margin	53.5%		54.5%	52.5%		54.0%
Income tax expense	$1,587	$32	$1,619	$1,150	$45	$1,195	38%	3%	35%
Effective income tax rate	28.1%		28.1%	23.2%		23.4%
Net income	$4,059	$85	$4,144	$3,808	$95	$3,903	7%	—%	6%
Diluted earnings per share	$3.69	$0.08	$3.77	$3.35	$0.08	$3.43	10%	—%	10%

Note: Figures may not sum due to rounding
[1] Represents effect of excluding the Special Items relating to the U.K. merchant litigation provisions (Q4 2016: $10 million pre-tax, $7 million after-tax, $0.01 per diluted share; Q2 2016: $107 million pre-tax, $78 million after-tax, $0.07 per diluted share; Q2 2015: $61 million pre-tax, $44 million after-tax, $0.04 per diluted share)

[2] Represents effect of excluding the Special Item relating to the termination of the U.S. employee pension plan (Q3 2015: $79 million pre-tax, $50 million after-tax, $0.04 per diluted share)

Mastercard Incorporated - Page 11

Article 8 Impacts on Europe and Worldwide GDV and Purchase Volume Growth Rates

	Growth (Local Currency)
	2015Q1	2015Q2	2015Q3	2015Q4	2016Q1	2016Q2	2016Q3	2016Q4	FY 2015	FY 2016
GDV
Europe as reported	15%	17%	17%	16%	18%	14%	5%	4%	16%	10%
Europe adjusted for Article 8	19%	20%	20%	18%	20%	19%	18%	17%	19%	18%

Worldwide as reported	12%	13%	13%	13%	13%	12%	7%	5%	13%	9%
Worldwide adjusted for Article 8	13%	14%	14%	13%	14%	13%	11%	9%	13%	11%

Purchase Volume
Europe as reported	13%	15%	15%	13%	15%	9%	(3)%	(3)%	14%	4%
Europe adjusted for Article 8	18%	19%	18%	16%	16%	16%	16%	16%	18%	16%

Worldwide as reported	12%	12%	12%	12%	12%	9%	5%	4%	12%	7%
Worldwide adjusted for Article 8	13%	13%	13%	12%	12%	11%	9%	8%	13%	10%

Note:

Article 8 of the EU Interchange Fee Regulation related to card payments, that became effective June 9, 2016, states that a network can no longer charge fees on domestic EEA payment transactions that do not use its payment brand. Prior to that, Mastercard collected a de minimis assessment fee in a few countries, particularly France, on transactions with Mastercard co-badged cards if the brands of domestic networks (as opposed to Mastercard) were used. As a result, the non-Mastercard co-badged volume is no longer being included.

To aid in understanding the underlying trends in the business, the table above reflects adjusted 2015 and 2016 growth rates for the impact of Article 8, by eliminating the related co-badged volumes in prior periods.